EXHIBIT 11

                          COMPUTATION OF PER SHARE DATA
                                   (UNAUDITED)

                                       Six Months Ended          Three Months Ended
                                   -----------------------   -----------------------
                                    June 30,     June 30,     June 30,     June 30,
                                      1997         1996         1997         1996
                                   ----------   ----------   ----------   ----------
Net Loss                           $ (740,000)  $ (552,000)  $ (420,000)  $ (299,000)
Preferred Stock dividend             (199,000)    (194,000)     (97,000)     (97,000)
                                   ----------   ----------   ----------   ----------

Loss applicable to Common Stock    $ (939,000)  $ (746,000)  $ (517,000)  $ (396,000)
                                   ==========   ==========   ==========   ==========

Primary:
Weighted average number of
  common shares outstanding         4,681,765    4,681,765    4,681,765    4,681,765
                                   ==========   ==========   ==========   ==========

Net loss per share of Common
  Stock (primary):                 $     (.20)  $     (.16)  $     (.11)  $     (.08)
                                   ==========   ==========   ==========   ==========

Assuming Full Dilution:
Weighted average number of
common shares outstanding           4,681,765    4,681,765    4,681,765    4,681,765
                                   ==========   ==========   ==========   ==========

Net loss per share of Common
Stock (assuming full dilution)(a)  $     (.20)  $     (.16)  $     (.11)  $     (.08)
                                   ==========   ==========   ==========   ==========

(a) Not presented because dilution is less than 3 percent from primary amounts.


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